Exhibit 99.4

ACI Worldwide to Appoint Two New Independent Directors
to the Company’s Board of Directors

ACI Enters into Agreement with Starboard

NAPLES, FLA. – February 25, 2021 – ACI Worldwide, Inc. (NASDAQ: ACIW), a leading global provider of real-time digital payment software and solutions, today announced that it has entered into an agreement with Starboard Value LP (“Starboard”), an investment firm which owns approximately 7.7 percent of ACI Worldwide outstanding common stock.

Under the terms of the agreement, the Company will be adding two new independent directors. These directors will be appointed to the ACI Board in March 2021, temporarily increasing the number of directors on the Board to 12, all but one of whom are independent.

“We are pleased to have reached this agreement with Starboard and look forward to welcoming two new independent directors to the Board,” said David A. Poe, Chairman of the Board of Directors of ACI Worldwide. “These appointments underscore our commitment to Board refreshment and follow recent actions at ACI including the appointment of three new independent directors over the past three years. We believe these new directors will offer fresh perspectives as the Company continues its efforts to maximize profitability and create significant shareholder value. ACI is making substantial progress executing our three-pillar strategic plan, and we are confident that ACI is poised to continue accelerating profitable growth in 2021.”

Jeff Smith, CEO of Starboard, commented, “We appreciate the constructive dialogue we have had with ACI over the last several months and are pleased to have worked collaboratively with the Board and management team. ACI is an outstanding company and we are confident that the appointment of these new directors will bring additional insights and perspectives as ACI continues its efforts to enhance shareholder value.”

Pursuant to the agreement, Starboard has named Tom Cusack as Board Observer, effective immediately. Starboard has agreed to customary standstill, voting, and other provisions. The full agreement between ACI and Starboard will be filed on a Form 8-K with the SEC.

About ACI Worldwide
ACI Worldwide is a global software company that provides mission-critical real-time payment solutions to corporations. Customers use our proven, scalable and secure solutions to process and manage digital payments, enable omni-commerce payments, present and process bill payments, and manage fraud and risk. We combine our global footprint with local presence to drive the real-time digital transformation of payments and commerce.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing primarily in publicly traded U.S. companies. Starboard seeks to invest in deeply undervalued companies and actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Forward-Looking Statements
Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release may include, but are not limited to, statements relating to our objectives, plans and strategies, and statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, our ability to protect customer information from security breaches or attacks, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, adverse changes in the global economy, worldwide events outside of our control, failure to attract and retain key personnel, litigation, future acquisitions, strategic partnerships and investments, integration of and achieving benefits from the Speedpay acquisition, impairment of our goodwill or intangible assets, restrictions and other financial covenants in our debt agreements, our existing levels of debt, replacement of LIBOR benchmark interest rate, the accuracy of management’s backlog estimates, exposure to unknown tax liabilities, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, volatility in our stock price, and the COVID-19 pandemic. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statement, except as required by applicable law.

Contacts
John Kraft, Senior Vice President, Head of Strategy and Finance
ACI Worldwide
239-403-4627
john.kraft@aciworldwide.com

Dan Ring, Vice President, Head of Public Relations
ACI Worldwide
781-370-3694
dan.ring@aciworldwide.com